EXHIBIT 99.1
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                                                    P R E S S    R E L E A S E

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FOR IMMEDIATE RELEASE

                IRWIN A. SIEGEL ELECTED TO LAS VEGAS SANDS CORP.
                               BOARD OF DIRECTORS

         LAS VEGAS, NV (FEBRUARY 8, 2005) - Las Vegas Sands Corp. (NYSE:LVS) today announced the election of Mr. Irwin A. Siegel to its Board of Directors. In addition to his election to the Board, Mr. Siegel was elected to serve as chairman of the audit committee, replacing Mr. Charles D. Forman, who resigned as chairman of the audit committee, but will remain on the Board of Directors and a member of the audit committee. Mr. Siegel qualifies as an "audit committee financial expert" and as an "independent director" for regulatory purposes.

         Mr. Siegel is a certified public accountant and was a partner in the international accounting and consulting firm of Deloitte & Touche from 1973 until his retirement in 2003. He has focused most of his professional career on clients in the hospitality and consumer business industries. In the past, he was involved in numerous public offerings, financings, merger transactions and forensic reviews, in addition to the recurring audits of financial statements.

         "It's an honor to have Irwin Siegel join our Board of Directors," said Chairman and Chief Executive Officer Sheldon G. Adelson. "His background as an accountant will be an invaluable asset to our company and our Board of Directors."

         Mr. Siegel has served on the Boards of many charitable and civic organizations and is currently the incoming president of the Weinstein Hospice in Atlanta. Mr. Siegel has a bachelor of business administration degree from Emory University.

         "We owe a big debt of gratitude to Charles Forman for his work as chairman of the audit committee and we know he will continue to be an integral part of our Board," said Adelson.

ABOUT LAS VEGAS SANDS CORP.

         Las Vegas Sands Corp. is a hotel, gaming, resort and exhibition/ convention company headquartered in Las Vegas, Nevada. The Company owns The Venetian Resort Hotel Casino and the Sands Expo and Convention Center, where it hosts exhibitions and conventions, in Las Vegas and the Sands Macao in the People's Republic of China Special Administrative Region of Macao. The Company also is developing additional casino hotel resort properties in Macao, including the Macao Venetian Casino Resort. For additional information, please visit the company's website at http://www.lasvegassands.com.

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Statements in this press release which are not historical facts are "forward looking" statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission.

CONTACTS:

Investment Community:  Scott Henry, Chief Financial Officer, (702) 733-5502
Media:  Ron Reese, Director of Corporate Communications, (702) 414-3607




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